Exhibit 99.1

6400 Poplar Ave. Memphis, TN 38197 Contact: Adam Ghassemi 901-419-4436 adam.ghassemi@sylvamo.com

NEWS RELEASE
Svetogorsk Mill May Curtail or Temporarily Shut Down Production
MEMPHIS, Tenn. – March 2, 2022 – Facing inadequate supplies of critical raw materials, Sylvamo (NYSE: SLVM) may curtail or temporarily shut down pulp and paper production at its Svetogorsk, Russia, mill later this week. The mill is currently operating while the company takes steps to mitigate the supply chain issues and continue production.
The Svetogorsk mill, located at the border with Finland, employs approximately 1,700 people and produces uncoated freesheet, coated paperboard and pulp. The mill relies on raw materials and other critical supplies and services imported from Europe.
The mill is also the primary water, electricity and water treatment provider for the Svetogorsk community. The company is committed to continuing to provide those critical services.
The Svetogorsk mill has an annual capacity of 720,000 short tons of pulp, paper and paperboard. Russian operations accounted for roughly 15% of Sylvamo’s 2021 total revenue. Strong momentum in the Latin America and North America regions is unaffected.
Sylvamo continues to monitor the rapidly evolving crisis in Ukraine.
“We hope for an immediate cease-fire agreement and swift diplomatic resolution,” said Jean-Michel Ribiéras, chairman and chief executive officer. “Our thoughts are with the citizens of Ukraine.”
Earnings Guidance
On Feb. 11, 2022, Sylvamo provided earnings guidance for the first quarter of 2022. The estimates included in such guidance were current as of the date given and are not being updated or reaffirmed by this news release.

About Sylvamo
Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 7,500 colleagues. Net sales for 2021 were $3.5 billion. For more information, please visit Sylvamo.com.

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